ARTICLES OF INCORPORATION

of

SEVEN UP BOTTLING COMPANY OF SAN FRANCISCO

I

The name of this corporation is:

SEVEN UP BOTTLING COMPANY OF SAN FRANCISCO.

II

The purposes for which this corporation is formed are:

(a) To own, operate, maintain, manage, equip, improve, repair, alter and otherwise deal with, use and enjoy, to invent, design, develop, assemble, build, construct, fabricate, manufacture, buy, import, lease as lessee and otherwise acquire, to mortgage, deed in trust, pledge and otherwise encumber, and to sell, export, lease as lessor and otherwise dispose of goods, wares, merchandise, and personal property of every sort, nature and description.

(b) To purchase, acquire, own, hold, lease either as lessor or lessee, sell, exchange, subdivide, mortgage, deed in trust, plant, improve, cultivate, develop, construct, maintain, equip, operate and generally deal in any and all lands, improved and unimproved, dwelling houses, apartment houses, hotels, boarding houses, business blocks, office buildings, garages, stations warehouses, manufacturing works and plants, and other buildings of any kind, and the products and avails thereof, and any and all other property of any and every kind or description, real, personal and mixed, wheresoever situated, including water and water rights.

(c) To acquire, by purchase or otherwise, the good-will, business, property rights, franchises and assets of every kind, with or without undertaking either wholly or in part the liabilities of any person, firm, association or corporation; and to acquire any business as a going concern or otherwise (1) by purchase of the assets thereof wholly or in part, (2) by acquisition of the shares

Restriction of right to amend articles
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or any part thereof or (3) in any other manner, and to pay for the same in cash or in the shares or bonds or other evidences of indebtedness of this corporation, or otherwise; to hold, maintain and operate, or in any manner dispose of, the whole or any part of the good-will, business, rights and property so acquired, and to conduct in any lawful manner the whole or any part of any business so acquired; and to exercise all the powers necessary or convenient in and about the management of such business.

(d) To buy, contract for, lease and in any and all other ways acquire, take, hold and own, and to sell, mortgage, pledge, deed in trust, lease and otherwise dispose of patents, licenses, and processes or rights thereunder and franchise rights, and governmental, state territorial, county and municipal grants and concessions of every character which this corporation may deem advantageous in the prosecution of its business, or in the maintenance, operation, development or extension of its properties.

(e) To enter into, make, perform and carry out contracts of every kind for any lawful purpose without limit as to amount, with any person, firm, association, or corporation, municipality, county, parish, state, territory, government, or other municipal or governmental subdivision.

(f) From time to time to apply for, purchase, acquire by assignment, transfer or otherwise, exercise, carry out and enjoy any benefit, right, privilege, prerogative or power conferred by, acquired under or granted by any statute, ordinance, order, license, power, authority, franchise, commission, right, or privilege which any government or authority or governmental agency or corporation or other public body may be empowered to enact, make or grant; to pay for, aid in, and contribute toward carrying the same into effect and to appropriate any of this corporation's shares, bonds, and/or assets to defray the costs, charges and expenses thereof.

(g) To promote or to aid in any manner, financially or

otherwise, any person, corporation, or association of which any shares, bonds, notes, debentures, or other securities or evidences of indebtedness are held directly or indirectly by this corporation and for this purpose to guarantee the contracts, dividends, shares bonds, debentures, notes and other obligations of such other persons, corporations or associations; and to do any other acts or things designed to protect, preserve, improve or enhance the value of such shares, bonds, notes, debentures or other securities or evidences of indebtedness.

(h) To borrow money; to issue bonds, notes, debentures or other obligations of this corporation from time to time for any of the objects or purposes of this corporation, and to secure the same by mortgage, pledge, deed of trust or otherwise, or to issue the same unsecured.

(i) To lend money; to purchase, acquire, own, hold, guarantee, sell, assign, transfer, mortgage, pledge or otherwise dispose of and deal in, shares, bonds, notes, debentures, or other securities or evidences of indebtedness of any other person, corporation or association, whether domestic or foreign, and whether now or hereafter organized or existing; and while the holder thereof to exercise all the rights, powers and privileges of ownership, including the right to vote thereon, to the same extent as a natural person might or could do.

(j) To carry on any business whatsoever which this corporation may deem proper or convenient in connection with any of the foregoing purposes or otherwise, or which may be calculated directly or indirectly to promote the interests of this corporation or to enhance the value of its property or business; to conduct its business in this state, in other states, in the District of Columbia, in the territories and colonies of the United States, and in foreign countries, and to hold, purchase, mortgage and convey real and personal property, either in or out of the State of California, and

to have and to exercise all the powers conferred by the laws of California upon corporations formed under the laws pursuant to and under which this corporation is formed, as such laws are now in effect or may at any time hereafter be amended.

The foregoing statement of purposes shall be construed as a statement of both purposes and powers, and the purposes and powers stated in each clause shall, except where otherwise expressed, be in nowise limited or restricted by reference to or inference from the terms or provisions of any other clause, but shall be regarded as independent purposes.

III

The City and County in the State of California where the principal office for the transaction of business of this corporation is to be located is the City and County of San Francisco.

IV

This corporation is authorized to issue only one class of shares of stock; the total number of shares which this corporation shall have authority to issue is five hundred thousand (500,000) shares and the aggregate par value of all shares shall be Five Hundred Thousand Dollars ($500,000.00) and the par value of each of such shares shall be One Dollar ($1.00).

V

The number of directors of this corporation shall be three (3) unless and until changed in the By-Laws of this corporation. The names and addresses of the persons who are appointed to act as the first directors of this corporation are:

Name	Address
CLYDE C. SHERWOOD	645 Stockton Street San Francisco, California
CAMILLE M. CAMP	787 -14th Street San Francisco 14, Calif.
LORNA ROSE	1790 Jackson Street San Francisco 9, Calif.

IN WITNESS WHEREOF, for the purpose of forming this corporation under the laws of the State of California, we, the undersigned, constituting the incorporators of this corporation, including the persons named hereinabove as the first directors of this corporation, have executed these Articles of Incorporation, this 6th day of August, 1946.

CLYDE C. SHERWOOD

CAMILLE M. CAMP

LORNA ROSE

STATE OF CALIFORNIA, }
CITY AND COUNTY OF SAN FRANCISCO } ss.

On this 6th day of August, 1946, before me, LOUIS WIENER, a Notary Public in and for the said City and County and State, residing therein, duly commissioned and sworn, personally appeared CLYDE C. SHERWOOD, CAMILLE M. CAMP and LORNA ROSE, known to me to be the persons whose names are subscribed to the foregoing Articles of Incorporation, and acknowledged to me that they executed the same.

WITNESS my hand and Official Seal.

Notary Public in and for the City and County of San Francisco, State of California.